EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements Nos. 333-131758, 333-129501, 333-124998 on Form S-3 and in Registration Statements Nos. 333-132479, 333-108363, and 333-108362 on Form S-8 of Syntax-Brillian Corporation of (i) our report dated May 17, 2005 on the financial statements of Vivitar France for the year ended December 31, 2004 and (ii) our report dated April 1, 2004 on the financial statements of Vivitar France for the year ended December 31, 2003, each appearing in this Amendment No. 2 to the Current Report on Form 8-K of Syntax-Brillian Corporation.

Neuilly, France

March 30, 2007

Delotite & Associes

/s/ Giancarlo RANDAZZO

Giancarlo RANDAZZO